UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2022

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

66 South Hanford Street, Suite 150, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On February 9, 2022, Jones Soda Co. (“Jones” or the “Company”) issued $3,000,000 in aggregate principal amount of 3.00% unsecured convertible debentures due February 9, 2023 (the “Contingent Convertible Debentures”), which are convertible into units of Jones (each a “Jones Unit”) at a conversion price of $0.50 per Jones Unit, with each Jones Unit consisting of one share of Jones common stock (each a “Jones Share”) and one share purchase special warrant of Jones (each a “Jones Special Warrant”). Each Jones Special Warrant will be exercisable into one Jones Share at a price of $0.625 per Jones Share for a period of 24 months from the date of issuance, conditional upon Jones increasing its authorized capital to an amount to cover the Jones Shares issuable pursuant to all of the outstanding Jones Special Warrants as well as the other Jones Shares issuable pursuant to the then outstanding convertible/exercisable securities of Jones. The Contingent Convertible Debentures are automatically convertible into Jones Units upon Jones Soda increasing its authorized capital to an amount to cover the Jones Shares issuable pursuant to all of the outstanding Contingent Convertible Debentures as well as all of the other then outstanding convertible/exercisable securities of Jones (a “Conversion Event”). The Contingent Convertible Debentures are only convertible into Jones Units upon the occurrence of a Conversion Event.

The Contingent Convertible Debentures mature on February 9, 2023 (the “Maturity Date”) and shall begin to accrue interest a rate of 3.00% commencing on April 1, 2022 that becomes payable on the Maturity Date.

Under the terms of the Contingent Convertible Debenture, the Company covenants to the holders of the Contingent Convertible Debentures that the Company will use their commercially reasonable efforts to cause the Conversion Event to occur as soon as practicable after the closing of the Plan of Arrangement (defined below).

The issuance of the Contingent Convertible Debentures were exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder for sales to persons in the United States and under Rule 903 of Regulation S promulgated under the Securities Act for sales to persons outside of the United States.

In connection with the issuance of the Contingent Convertible Debentures, Jones also signed on February 9, 2022, a registration rights agreement with each of the holders of the Contingent Convertible Debentures (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company is required to file a registration statement with the United States Securities and Exchange Commission (the “SEC”) within 30 days from the conversion of the Contingent Convertible Debentures that registers for resale the Jones Shares issued upon the conversion of the Contingent Convertible Debentures as well as the Jones Shares issuable upon the exercise of the Jones Special Warrants issued in connection with the conversion of the Contingent Convertible Debenture. The failure on the part of the Company to file the registration statement with the SEC within this timeframe may subject the Company to payment of certain monetary penalties.

The foregoing description of the Contingent Convertible Debentures and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Contingent Convertible Debenture and Registration Rights Agreement, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated into this Item 1.01 by reference.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained or incorporated in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On February 15, 2022, Jones issued an aggregate of 20,000,048 Jones Shares in connection with the completion of the previously announced acquisition of all the issued and outstanding common shares (the “Pinestar Shares”) of Pinestar Gold Inc. (the “Pinestar”) by way of a plan of arrangement under the Business Corporations Act (British Columbia) (the “Plan of Arrangement”) whereby the outstanding Pinestar Shares were exchanged for newly issued Jones Shares on a one-for-one basis. The Plan of Arrangement had previously been approved by both Pinestar’s shareholders as well as by the Supreme Court of British Columbia after such court held a hearing on the fairness of the terms and conditions of the Plan of Arrangement at which all Pinestar shareholders had the right to appear.

In connection with the Plan of Arrangement, Pinestar completed an offering for subscription receipts (“Subscription Receipts”) for aggregate gross proceeds of $8,000,000, at a price per Subscription Receipt equal to $0.50. As part of the closing of the Plan of Arrangement, each Subscription Receipt automatically converted into one Pinestar Share and one new common share purchase warrant of Pinestar, which were then immediately exchanged for Jones Shares and Jones Special Warrants, respectively, in accordance with a 1:1 exchange ratio.

The issuance of Jones Shares to the holders of Pinestar Shares (including Pinestar Shares received upon the conversion of the Subscription Receipts) in the Plan of Arrangement was exempt from the registration requirements under the Securities Act pursuant to Section 3(a)(10) of the Securities Act, which exempts from the registration requirements under the Securities Act any securities that are issued in exchange for one or more bona fide outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court expressly authorized by law to grant such approval.

The closing of the Plan of Arrangement resulted in the automatic conversion of the $2,000,000 unsecured convertible debenture Jones previously issued to SOL Verano Blocker 1 LLC (the “Jones Debenture”) into an aggregate of 4,025,035 Jones Shares and 4,025,035 Jones Special Warrants at a conversion price of $0.50 per Jones Share and Jones Special Warrant. The issuance of the Jones Shares and Jones Special Warrants upon the conversion of the Jones Debenture was exempt from registration under the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

The information contained or incorporated in Item 1.01 of this Current Report on Form 8-K related to the Contingent Convertible Debentures and Jones Special Warrants is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 15, 2022, each of Michael Fleming and Jeffrey Anderson gave notice to the Company’s Board of Directors (the “Board”) that they each intended to resign as directors on the Board, effective immediately. Mr. Anderson served as chair of the Company’s audit committee, chair of the Company’s compensation and governance committee and a member of the Company’s nominating committee. Mr. Fleming served as a member of the Company’s audit committee and a member of the Company’s compensation and governance committee.

Mr. Anderson’s decision to resign as a director on the Board did not relate to any disagreement with the management of the Company on any matter related to the Company's operations, policies or practices.

Mr. Fleming’s decision to resign as a director on the Board did not relate to any disagreement with the management of the Company on any matter related to the Company's operations, policies or practices.

As there are no disagreements as contemplated by Item 5.02(a) of Form 8-K, the Company is disclosing this information pursuant to Item 5.02(b) of Form 8-K.

(d)

On February 15, 2022, in connection with the closing of the Plan of Arrangement, the Board appointed each of Alex Spiro and Chad Bronstein to serve as directors on the Board until the Company’s next meeting of stockholders. Mr. Spiro is expected to serve on the Company’s compensation and governance committee and the Company’s nominating committee, while Mr. Bronstein is expected to serve on the Company’s audit committee.

The appointments of Messrs. Spiro and Bronstein was made in accordance with Section 4.13 of the Arrangement Agreement dated October 18, 2021 between the Company and Pinestar (filed as Exhibit 10.3 to the Company’s current report on Form 8-K filed on October 22, 2022 and incorporated herein by reference).

Other than Mr. Bronstein purchasing $100,000 in aggregate principal amount of Contingent Convertible Debentures and Mr. Spiro purchasing $400,000 in aggregate principal amount of Contingent Convertible Debentures, there have been no transactions since the beginning of the Company’s last fiscal year and there are currently no proposed transactions to which the Company is a party, or intended to be a party, in which either Mr. Bronstein or Mr. Spiro has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Each of Messrs. Spiro and Bronstein will be eligible to receive equity awards under the Company’s 2011 Equity Incentive Plan, as described in the Company’s proxy statement on Schedule 14A for its 2021 Annual Meeting of Shareholders filed with the SEC on April 1, 2021.

Item 7.01 Regulation FD Disclosure

On February 15, 2022, the Company announced that the Canadian Securities Exchange (the “CSE”) had conditionally approved the listing of the Jones Shares on the CSE and that final approval for listing of the Jones Shares on the CSE will be subject to Jones fulfilling certain standard conditions of the CSE set out in its conditional acceptance letter.

A copy of the press release announcing the closing of the Plan of Arrangement, the issuance of the Contingent Convertible Debentures, the conditional approval of the listing of the Jones Shares on the CSE, the changes to the Board, and the other transactions described herein is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statements Regarding Forward Looking Information

Certain statements in this Current Report on Form 8-K are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, the inability to recognize the anticipated benefits of the Plan of Arrangement, which may be affected by, among other things, the ability to meet the listing standards of the CSE following the consummation of the Plan of Arrangement, the Company’s ability to execute its plans to develop and market cannabis-infused beverages and edibles and the timing and costs of the development of this new product line, the Company’s estimates of the size of the markets for its potential cannabis products, potential litigation involving the Company, global economic conditions, geopolitical events and regulatory changes, and access to additional financing. The foregoing list of factors is not exclusive. More information about factors that potentially could affect the Company’s operations or financial results is included in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 24, 2021 and in the other reports filed with the SEC since that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this Current Report on Form 8-K. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this Current Report on Form 8-K, whether as a result of new information, future events or otherwise.

Item 9.01          Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.         Description

10.1                  Form of 3.00% Unsecured Convertible Debenture due February 9, 2023.

10.2                  Registration Rights Agreement dated February 9, 2022 between the Company and the holders of the Contingent Convertible Debentures.

99.1                  Press Release dated February 15, 2022

104                   Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO.

February 15, 2022	By:	/s/ Mark Murray
Mark Murray Chief Executive Officer and President